Exhibit 10.12
BOARD MEMBER AGREEMENT
This Board Member Agreement (the “Agreement”) is entered into as of February 11, 2021 (the “Effective Date” between ThredUp Inc., a Delaware corporation (the “Company” and Marcie Vu (“Board Member”).

The parties agree as follows:
1.Services. Board Member agrees to perform the following services, among others, to further the goals of the Company: (a) consultation with representatives of the Company in addition to regular attendance at board meetings; (b) assessment and review of strategy, business, sales, marketing and technical plans; (c) introduction of projects to be developed at or outside the Company; (d) collaboration with the Company in projects of mutual interest; and (e) advice and assistance in the recruitment of personnel (collectively, the “Services”).
2.Compensation. The Company will recommend that its Board of Directors (the “Board”) grant to Board Member at its next meeting a nonstatutory stock option (the “Option”) to purchase 30,000 shares of the Company’s Common Stock at a per share exercise price equal to the current fair market value per share of the Company’s Common Stock at the date of grant, as determined by the Board. Subject to Board approval, 100% of the shares underlying the Option shall vest on the one year anniversary of this Agreement, subject to Board Member continuing to provide services to the Company during such period, and upon the terms and subject to the conditions of Company’s standard form of stock option agreement under the Company’s 2010 Stock Option and Grant Plan (the “Plan”). Notwithstanding the foregoing, in the event of a Sale Event (as such term is defined in the Plan), 100% of the remaining unvested Options shall vest. Should your role as a director (if applicable) be terminated or should there be a Sale Event, you will retain the right to exercise your vested options for three (3) years after a termination without Cause (as such term is defined in the Plan). This Option is in lieu of any initial grant offered under the Company’s forthcoming non-employee director compensation policy.
For clarity, “Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation involving the Company in which the shares of voting stock of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50 percent of the outstanding voting power of such surviving or resulting entity, (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.”
For so long as you are a member of the Board, the Company will reimburse Board Member for any reasonable out-of-pocket expenses, including reasonable travel expenses, incurred in attending Board meetings and committee meetings and in carrying out Board Member’s duties, including as a director or committee member.
3.Confidentiality. Board Member shall maintain in confidence and not publish or otherwise disclose to third parties or use for any purpose other than providing the Services hereunder any Confidential

Information of the Company, unless otherwise approved in writing by the Company. As used in this Agreement “Confidential Information” shall mean any information or other subject matter disclosed to Board Member by the Company in connection with Board Member's performance of the Services. Notwithstanding the foregoing, Confidential Information shall not include information that: (a) was publicly known and generally available in the public domain prior to the time of disclosure to Board Member; (b) becomes publicly known and generally available after disclosure to Board Member through no improper action or inaction of Board Member; or (c) is in the possession of Board Member, without confidentiality restrictions, at the time of disclosure as shown by Board Member's files and records immediately prior to the time of disclosure.
4.Ownership of Materials. All Confidential Information including without limitation, tangible materials received from the Company shall remain the property of the Company, and Board Member shall deliver all Confidential Information to the Company upon the expiration or termination of this Agreement, or earlier if so requested by the Company.
5.No Conflict. Board Member represents that Board Member's compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Board Member may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information, and Board Member agrees that Board Member will not take any action in the performance of Services hereunder that would violate any such duty.
6.Legal Relationship. Board Member is an independent contractor and will not act as agent nor shall Board Member be deemed an employee of the Company or any of its affiliates. You will eligible for protection under the Company’s director and officer liability insurance policies.
7.Termination. Should the services of the Board Member be terminated, the provisions of Sections 3 and 4 hereof shall survive any expiration or termination of this Agreement for any reason.
8.Miscellaneous. This Agreement shall be governed by the laws of the State of California, without reference to its conflicts of laws provisions. This Agreement and the agreements referred to herein are the only and entire agreements between the parties regarding this subject matter and supersede all prior agreements and representations. This Agreement may be amended or modified only by a written document signed by both parties. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
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THREDUP INC.	BOARD MEMBER

/s/ James Reinhart	/s/ Marcie Vu
James Reinhart, CEO	Marcie Vu

	Email:	****
	Address:	****

[Signature page to Board Member Agreement]